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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          GameTech International, Inc.
                          ----------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                   36466D 10 2
                                 --------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G
CUSIP NO.  36466D 10 2
           -----------

1.    NAME OF REPORTING PERSON
      Gary R. Held

-------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) / /
                                                                        (b) / /
                                                                   Joint Filing
-------------------------------------------------------------------------------
3.    SEC USE ONLY


-------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OR ORGANIZATION

      United States
-------------------------------------------------------------------------------
                           5.    SOLE VOTING POWER
NUMBER OF                           428,300
SHARES                     ----------------------------------------------------
BENEFICIALLY               6.    SHARED VOTING POWER
OWNED BY                                  0

EACH                       ----------------------------------------------------
REPORTING                  7.    SOLE DISPOSITIVE POWER
PERSON                              428,300

WITH                       ----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    573,700
-------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

-------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    4.97%
-------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON* - IN

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                                  SCHEDULE 13G
CUSIP NO.  36466D 10 2
           -----------

1.    NAME OF REPORTING PERSON

      Susan E. Held
-------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) / /
                                                                        (b) / /
                                                                   Joint Filing
-------------------------------------------------------------------------------
3.    SEC USE ONLY


-------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OR ORGANIZATION

      United States
-------------------------------------------------------------------------------
                           5.    SOLE VOTING POWER
NUMBER OF                           145,400
SHARES                     ----------------------------------------------------
BENEFICIALLY               6.    SHARED VOTING POWER
OWNED BY                                0
EACH                       ----------------------------------------------------
REPORTING                  7.    SOLE DISPOSITIVE POWER
PERSON                              145,400
WITH                       ----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    573,700
-------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

-------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    4.97%
-------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON* - IN

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ITEM 1.           (a)  NAME OF ISSUER:

                           GameTech International, Inc.



                  (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           2209 West 1st Street, Suite 113
                           Tempe, Arizona 85281

ITEM 2.           (a)  NAME OF PERSONS FILING:

                           Gary R. Held
                           Susan E. Held

                  (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                       RESIDENCE:

                           2209 West 1st Street, Suite 113
                           Tempe, Arizona 85281

                  (c)      CITIZENSHIP:

                           United States


                  (d)      TITLE OF CLASS OF SECURITIES:

                           Common Stock

                  (e)  CUSIP NUMBER:

                           36466D 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  (a) / /   BROKER OR DEALER REGISTERED UNDER SECTION 15 OF
                  THE ACT,

                  (b) / /   BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT,

                  (c) / /   INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19)
                  OF THE ACT,

                  (d) / /   INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF
                  THE INVESTMENT COMPANY ACT,

                  (e) / /   INVESTMENT ADVISER REGISTERED UNDER SECTION 203
                  OF THE INVESTMENT ADVISERS ACT OF 1940,

                  (f) / /   EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS
                  SUBJECT TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE 13d-1(b)(1)(II)(F),

                  (g) / /   PARENT HOLDING COMPANY, IN ACCORDANCE WITH RULE
                  13d-1(b)(II)(G); SEE ITEM 7,

                  (h) / /   GROUP, IN ACCORDANCE WITH RULE 13d-1(b)(II)(H).
                  X NOT APPLICABLE

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ITEM 4.           OWNERSHIP

      If the percent of the class owned, as of December 31, 1999 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                  (a) AMOUNT BENEFICIALLY OWNED AT DECEMBER 31, 1999:
                         See number 9 of cover pages. Includes 44,091 shares of
                  Common Stock issuable upon the exercise of stock options granted to Mr. Held on November 1, 1996 and currently exercisable. Mr. Held disclaims beneficial ownership of 145,400 shares of Common Stock owned by Mrs. Held. Mrs. Held disclaims beneficial ownership of 428,300 shares of Common Stock owned by Mr. Held.


                  (b) PERCENT OF CLASS:

                         See number 11 of cover pages.

                  (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS AS OF
                      DECEMBER 31, 1999:

                     (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE.

                           See number of cover pages. The shares Mr. Held has
                  sole power to vote include 44,091 shares of Common Stock issuable upon the exercise of stock options granted November 1, 1996 and currently exercisable.

                     (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE.

                           See number 6 of cover pages.

                     (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                            See number 7 of cover pages. The shares Mr. Held has
                  sole power to dispose include 44,091 shares of Common Stock issuable upon the exercise of stock options November 1, 1996 and currently exercisable.

                     (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE
                     DISPOSITION OF

                           See number 8 of cover pages.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                           Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                 Not Applicable

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ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                                 Not Applicable

ITEM 10.          CERTIFICATION

                                 Not Applicable

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                                    SIGNATURE

      The filing of this Amendment to Schedule 13G and the statements herein shall not be construed as an admission that I am, for the purposes of Section 13(d) or 13(g) of the Exchange Act, or for any other purpose, the beneficial owner of any of the securities described herein.

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   ---------------------------------
                                                 Date


                                   ---------------------------------
                                               Signature

                                              GARY R. HELD
                                   ---------------------------------
                                              Name / Title


                                   ---------------------------------
                                                  Date


                                   ---------------------------------
                                               Signature

                                              SUSAN E. HELD
                                   ---------------------------------



EXHIBIT INDEX

Exhibit 99.1                           Statement of Gary R. Held

Exhibit 99.2                           Statement of Susan E. Held